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                                 Exhibit 21.0

                             LIST OF SUBSIDIARIES

1.   Vista Healthcare, Inc., a Texas corporation

2.   Vista Community Medical Center, L.L.C., a Texas limited liability company

3.   ASO Medical, Inc.

4.   Doctors Practice Management, Inc., a Texas corporation

5.   Ambulatory Infusion Therapy Specialists, Inc., a Texas corporation

6.   Vista Land and Equipment, L.L.C., a Texas limited liability